Exhibit 10.16

                                    AGREEMENT

     This Agreement is made as of this 15 day of July, 1998, by and between First Essex Bank, FSB (the "Bank"), a corporation with a principal place of business in Lawrence, Massachusetts, and David L. Savoie, an individual residing in Wilton, New Hampshire ("Employee").

     1. Termination. Employee has voluntarily resigned his employment with and any positions as an officer of, the Bank and/or any of its parents, affiliates or subsidiaries (including without limitation First Essex Bancorp, Inc. ("Bancorp") (collectively, the "Bank Entities"), which resignation shall become effective as of the earlier of (a) July 31, 1998, or (b) the resignation date specified in a written notice which he delivers to the Bank (the "Termination Date"). As of the Termination Date, Employee shall have no further duties and responsibilities to the Bank Entities. Prior to the Termination Date, Employee shall assist in transitioning his duties and responsibilities to his successor, and shall carry out other duties and responsibilities as may be assigned to him by the Bank. Consistent with the above obligations, Employee shall be free to devote time and attention to preparing for his post-employment business activities.

     2. Compensation. Prior to the Termination Date, Employee will continue to
(1) receive his salary at the annual rate of $145,000.00 ("Base Salary"), minus withholdings as required by law, which will be paid to Employee in accordance with the Bank's usual payroll practices, (2) be reimbursed for all reasonable expenses incurred by Employee in connection with his duties and responsibilities prior to the Termination Date, subject to the terms of the Bank's expense reimbursement policies, (3) participate in all benefit plans of the Bank for which he is otherwise eligible in accordance with the terms of those plans, except that Employee will not continue to accrue vacation after the date of this Agreement, (4) continue to have use of his company automobile on the same terms as he has previously enjoyed the use of it. Subject to his execution of this agreement and to the provisions of paragraph 9 below, within fourteen (14) days after the later of (1) the Termination Date, or (2) the expiration of the seven
(7) day revocation period provided for in paragraph 9 below, the Bank will pay to Employee a lump sum equal to the amount of his Base Salary that would have been paid to him during the period commencing on the Termination Date and ending on December 31, 1998 (the "Severance Pay"), minus withholdings as required by law. On the Termination Date, Employee will also be offered the opportunity to purchase his company car at net book value as reflected on the books of the Bank as of the Termination Date. Employee will receive separate notification of his right under COBRA to continue his participation in the Bank's group health insurance plans, on the same basis that he enjoyed such coverage prior to his termination. If Employee elects such coverage, he will be required to pay the full premium cost of such COBRA coverage.

     3. Stock options. Employee has been granted certain unvested incentive stock options and nonqualified stock options pursuant to the First Essex Bancorp, Inc. 1987 and 1997 Stock Option Plans as set forth in the attached
Schedule 1. The Bank agrees to take the appropriate corporate action sot hat on the Termination Date, Employee shall be 100 percent vested in all

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stock options. The parties understand that as a result of the immediate vesting of Employee's incentive stock options, the previously unvested incentive stock options shall be converted to nonqualified stock options, which options shall be exercisable only for cash. Notwithstanding any provisions of the 1987 and 1997 Stock Option Plans to the contrary, Employee shall have three (3) months from the Termination Date to exercise all stock options, after which time all such stock options shall expire.

     The Bank agrees that it will reimburse Employee for one-half (1/2) of the incremental grossed up tax cost incurred by Employee as a result of Employee's exercise of options which were granted as incentive stock options but became nonqualified stock options because of accelerated vesting pursuant to the preceding paragraph (the "Option Reimbursement"). For purposes of determining the Option Reimbursement, the parties will assume that for federal income tax purposes, the excess of the fair market value of shares received over the exercise price of nonqualified stock options is taxed at the time of exercise at a rate of thirty-nine and six tenths percent (39.6%) and that the incentive stock options which are converted to nonqualified stock options under Section
4.5 would have been held following exercise for a sufficient period so that the gain thereupon would have been taxable at a twenty percent (20%) rate. For purposes of calculating the gain to be taxed at twenty percent (20%), the price per share of Bancorp stock on the Termination Date shall be utilized. The Option Reimbursement shall be determined by first calculating the difference between the federal and state income taxes that would have been paid if the nonvested incentive stock options had been taxed at the twenty percent (20%) rate as described above versus the federal and state income tax attributable to the same options when the options are converted to nonqualified options and exercised by the Employee under Section 3 of this Agreement. Fifty percent (50%) of this figure shall then be grossed-up so as to take into account the payment of federal and state income tax by the Bank. This is the value of the Option Reimbursement, which shall be determined by the Bank and communicated to Employee as of the Termination Date. If Employee agrees with the Bank's calculation, Employee shall be reimbursed with fourteen (14) days. If the Employee objects to the Bank's calculation, Employee will provide written notice to the Bank within the fourteen (14) day period. If the parties cannot resolve the disagreement within fourteen (14) days, the parties shall select a certified public accountant who shall determine the appropriate value of the reimbursement.

     4. Severance Payments. The Bank has heretofore made compensatory severance payments to Employee by paying certain expenses Employee has incurred in undertaking a new business. The parties agree that Bank will continue to pay or reimburse Employee for such expenses up to a limit of $60,000.00. All such payments shall be treated by Bank as compensation paid to Employee for employment tax, withholding and reporting purposes. Bank agrees to make additional compensatory payments to Employee so that Employee is made whole on an after-tax basis (i.e., taking into account the payments made pursuant to this sentence) for one-half of the federal (assuming a 39.6% tax rate) and state tax that Employee incurs on the payments made pursuant to this paragraph 4. The partial tax reimbursement described in the preceding sentence shall be subject to procedures similar to those described in the last four sentences of paragraph 3 of this Separation Agreement.

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     5. Confidential Information. Both before and after Employee's employment at the Bank terminates, Employee will treat all proprietary or other confidential information of the Bank Entities as strictly confidential, and will not disclose or use any such information on his own behalf or on behalf of any other person or entity.

     6. Confidentiality of Agreement. Employee agrees to hold as secret and confidential all details of this Agreement, except as required to seek legal counsel, financial or tax advice. Specifically, Employee agrees not to discuss any aspect of this Agreement with any employee or ex-employee of the Bank Entities, or any other third parties (other than with immediate family or as permitted above), without the Bank's prior, written authorization. Employee may, however, disclose the agreement if required to do so by law.

     7. Nondisparagement. Employee agrees that he will not at any time speak or act in any manner that is intended to damage the good will, products or business of the Bank Entities, including its officers, directors or employees, and that he will not engage in any other deprecating or disparaging conduct or communications with respect to the Bank Entities. After the Termination Date, Employee shall not hold himself out as employed by or in any way affiliated with the Bank Entities without their prior written permission.

     8. General Release. In consideration of, and contingent upon, the Bank's performance of the above, Employee, his heirs, successors, and assigns, hereby remise, release and forever discharge the Bank Entities, their officers, directors, agents, representatives and employees, parent companies, affiliates and subsidiaries, from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever of every name and nature, both in law and equity, including, without limitation, any and all claims that Employee may have arising under the federal Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, Mass. Gen. Laws ch. 151B, as amended, and any other federal state or local statutes, regulations, ordinances or common law, including, without limitation, any and all claims in connection with or arising out of Employee's employment, or termination of his employment, with the Bank Entities, which against the Bank Entities, their parent companies, affiliates and subsidiaries, its officers, directors, agents, representatives and employees, successors and assigns, Employee now has or ever had to the present date. Employee acknowledges and agrees that the severance pay he is to receive under this Agreement represents monies that he is not otherwise entitled to receive from the Bank.

     9. Consultation with Counsel; No Representations; Revocation. Employee agrees and acknowledges that the Bank has advised him to obtain counsel in connection with the negotiation, execution and tax consequences of this Agreement, that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and tax or other implications of this Agreement, and that the Bank has made no representations or warranties to him concerning the terms, enforceability and tax or other implications of this Agreement other than as are reflected in this Agreement.

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     10. Time for Signing; Revocation of Signature. Employee shall have twenty-one (21) days from his receipt of this Agreement to consider whether to sign this Agreement. Should he sign the Agreement, he shall have seven (7) days thereafter to revoke his signature. The Bank's obligations under this Agreement shall not mature until the expiration of the seven (7) day revocation period.

     11. Entire Agreement. This Separation Agreement constitutes the entire Agreement and understanding between Employee and the Bank and supersedes all other agreements between them. This Agreement may be modified, altered or amended only by a document signed by Employee and the Bank.

     12. Governing Law; Choice of Forum. This is a Massachusetts contract and shall be construed in accordance with, and governed in all respects by, the laws of the Commonwealth of Massachusetts. All disputes arising out of, or in any way related to, this Agreement shall be brought in courts located in the Commonwealth of Massachusetts, and the parties hereby consent to jurisdiction in such courts.

     13. Indemnification. As a former employee of the Bank, Employee shall be entitled to indemnification with respect to his acts or omissions as an employee of the Bank on the terms and conditions set forth in the By-Laws of the Bank.

     Signed under seal this 15 day of July, 1998.

EMPLOYEE                                   FIRST ESSEX BANK, FSB



/s/ David L. Savoie                        /s/ Leonard A. Wilson
-------------------                        ---------------------
David L. Savoie                            By:
                                           Title: President


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